Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax
www.shumaker.com

March 1, 2024

Oragenics, Inc.

1990 Main Street, Suite 750

Sarasota, FL 34236

Re:	Oragenics, Inc.

Ladies and Gentlemen:

We are acting as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated February 29, 2024 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a registration statement on Form S-3 (File No. 333-269255) (the “Registration Statement”) and the base prospectus included therein with the Commission on January 13, 2023, which was declared effective January 25, 2023. The base prospectus together with the prospectus supplement are collectively referred to as the “Prospectus”.

The Prospectus Supplement pertains to an underwritten offering by the Company with respect to the issuance and sale of an aggregate of 1,400,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

The shares of Common Stock are to be sold pursuant to an Underwriting Agreement, dated as of February 27, 2024, by and between the Company and ThinkEquity LLC, acting as the representative of the underwriters named therein (the “Representative”), which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 1, 2024 (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Prospectus Supplement, the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the Underwriting Agreement and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. This opinion is being rendered in connection with the filing of the Prospectus with the Commission.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Common Stock has been delivered to and paid for by the underwriters as contemplated by the Underwriting Agreement, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida, as such laws presently exist and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 1, 2024 and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP

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